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Exhibit 8.1

May 26, 2006

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053

The Stanley Works Capital Trust I
1000 Stanley Drive
New Britain, Connecticut 06053

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to The Stanley Works, a Connecticut corporation (the "Company") and to The Stanley Works Capital Trust I, a Delaware statutory trust (the "Trust"), in connection with the public offering of the Trust's $450,000,000 aggregate liquidation amount of its 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities (the "Exchange Preferred Securities") and related offering by the Company of $450,000,000 aggregate principal amount of its 5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045 (the "Exchange Notes") and the Company's guarantee of the Trust's obligations under the Exchange Preferred Securities (the "Exchange Guarantee" and together with the Exchange Preferred Securities and the Exchange Notes, the "Exchange Securities"). The Exchange Securities are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount, or liquidation amount, as applicable, of the Trust's 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities (the "Original Preferred Securities"), the Company's 5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045 (the "Original Notes") and related guarantee by the Company of the Trust's obligation under the Original Preferred Securities (the "Original Guarantee" and together with the Original Preferred Securities and the Original Notes, the "Original Securities") which were issued on November 22, 2005.

        This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933.

        In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the preliminary prospectus dated May 26, 2006 (the "Prospectus") and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company and the Trust and have assumed that such statements and the facts set forth in such representations are true, correct and complete without regard to any qualification as to knowledge or belief. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above. We have also assumed that the transactions related to the offering of the Exchange Securities will be consummated in the manner contemplated by the Prospectus.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations or assumptions on which our opinion is based could affect our conclusions.

        Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein or in the Prospectus, under current United States federal income tax law:

  1.
  Although the matter is not free from doubt, we are of the opinion that the Junior Subordinated Debt Securities held by the Trust, will be classified for United States federal income tax purposes as indebtedness of the Company.

  2.
  We are of the opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust/fixed investment trust and not as an association taxable as a corporation.

  3.
  To the extent that the discussion set forth in the Prospectus under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" contains additional statements of law or legal conclusions, such statements of law and legal conclusions constitute the opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

        Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Exchange Preferred Securities or of any transaction related thereto. This opinion is expressed as of the date of effectiveness of the Registration Statement, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to such date or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do no thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,
                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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May 26, 2006
Re: Registration Statement on Form S-4